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                                AMENDED AGREEMENT

             This Agreement, made this 19th day of January, 2000, between JEAN
M. HOFFMAN, residing at P.O. Box 448, Clifton Park, New York 12065 (hereinafter referred to as "Seller"), and AMEDORE HOMES, INC., with offices located at 1400 Dunnsville Road, Schenectady, New York 12306 and GEORGE AMEDORE, residing at 125A Giffords Church Road, Schenectady. New York 12306 (hereinafter referred to as "Purchaser").

                                   WITNESSETH

             WHEREAS, the Seller is the owner of 150+/- acres of real property with frontage on Lapp Road and Moe Road in the Town of Clifton Park, County of Saratoga and State of New York; and more particularly shown as Exhibit "A" to be supplied by Seller and to be annexed hereto; and

              WHEREAS, Purchaser has the means and ability to plan and subdivide lands and construct, market and sell residential housing units in the subdivision; and

              WHEREAS, the parties desire to develop and sell the residential units in accordance with the terms and conditions of this Agreement.

              NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, IT IS AGREED:

              1. PURPOSE. The purpose of the parties is to develop and improve a subdivision and to construct and sell residual units in said subdivision.

              2. APPROVES. It shall be the responsibility' of Purchaser to file all applications and pay all fees and expenses including Engineering Costs and legal fees to obtain all the necessary approvals for the subdivision and to file the approved plan with the Saratoga County Clerk. Said approvals include, but are not limited to, New York State Department of Health and Department of Environmental Conservation, and Town of Clifton Park Planning Board. It shall be Purchaser's responsibility to obtain all necessary permits and approvals for the actual construction of the residential units including, without limitation, all building permits and certificates of occupancy and to pay all fees and expenses necessary therefore) and shall cooperate with the authorities having jurisdiction of the subdivision project to comply with all SEQRA requirements for the subdivision.

             3. ENGINEERING. It shall be the responsibility' of Purchaser to provide and pay for all engineering expenses incurred for the preparation of a boundary survey of the developed area of the subdivision, showing all rights-of-way, easements and other physical burdens now encumbering the land, and obtain final approval for the subdivision.

             4.        SUBDIVISION IMPROVEMENTS.

             a) Subdivision. Purchaser shall be responsible for the installation of all water, sanitary sewer, roads, drainage, final grading, clean-up of debris and downed trees, landscaping, maintenance and utilities for the subdivision.



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             b)     Lot Development, Purchaser shall be responsible for the
                    development of any individual lot.

             5. RIGHT TO CONSTRUCT RESIDENCE. Upon receipt of all the necessary approvals for the construction of residential units, Purchaser shall have the right to construct the residential units in said subdivision and to install all improvements necessary to complete the development of the subdivision including installation of water lines, sewer lines, roads and all improvements required to complete this subdivision.

             6. HOUSE CONSTRUCTION. Purchaser shall be responsible for the construction of all units and payments of all costs attendant thereto, including, without limitation:

             a)     Excavation for foundations and erosion control;

             b)     Construction of foundations and all necessary lot utilities;

             c) Supplying all lumber, steel, insulation, windows, doors, sheetrock, paint, wallpaper, floor coverings, cabinets, countertops, concrete, concrete block, brick, stone, vinyl siding, wood siding, roofing materials, pipe, plumbing fixtures, plumbing supplies, electric wire, electric boxes and connectors, electric devices, lights, appliances, mirrors, tile, nails and any other materials necessary to complete the construction of the units;

             d)     Supplying all labor to erect the units;

             e) Purchaser shall construct the units in compliance with all applicable federal, state or local building codes;

             f) All materials and supplies used in connection with the construction of a unit shall be new and both workmanship and materials shall be of good quality;

             g) Purchaser shall provide all required statutory warranties for the construction and sale of the new homes, and

             7. SALE OF UNITS. Purchaser may select a real estate broker or agent to market the sale of units, or may sell through Purchaser's organization.

             8. TRANSFER OF UNITS. Seller shall prepare, execute and deliver all necessary documents, including deeds, to effectuate the transfer of a unit to its ultimate purchaser, and shall pay the transfer taxes upon the sale price, up to the price set forth in paragraph 11. All other transfer taxes shall be the responsibility of the Purchaser or its grantees.

             9. DEDICATION. Seller shall, following their improvement by Purchaser as required, convey all necessary roads, easements and said rights of way to the Town of Clifton Park or such governmental authority which has jurisdiction of the particular facility.

             10. INSURANCE. Each party shall obtain adequate insurance to protect itself, the other party and the subdivision from any foreseeable risk arising from the activities provided for herein. Provided, however, that Purchaser shall obtain a policy of insurance upon the construction of the units themselves which names Seller as an additional insured.



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     11.    SALE PRICE.

     a) Upon Purchaser obtaining all the necessary governmental approvals and filing of an approved subdivision map on the land containing 125 lots, shown on Exhibit "A", Purchaser shall pay the Seller Two Million Four Hundred Seventy Five Thousand and 00/100 Dollars ($2,475,000.00), Twenty Thousand ($20,000.00) Dollars
            per lot for 120 lots and Fifteen Thousand ($15,000.00) Dollars per lot for the remaining 5, which shall be payable as follows:

     i)     $10,000.00 on the execution of this agreement;

     ii) $40,000.00 ninety days (90) from the execution of this agreement;

     iii) $200,000.00 upon receipt of the governmental approvals referred to in paragraph 2 herein.


                                                           Total       Total
                                                           Lots       Credited
                                                           ----       --------
                                                                     $250,000.00
    iv)     Year 1 - 16 lots x $12,000.00 = $192,000.00     16       $442,000.00


                                                           Total       Total
                                                            Lots      Credited
                                                            ----      --------

            Year 2 - 16 lots x $12,000.00 = $192,000.00      32    $  634,000.00
            Year 3 - 16 lots x $17,000.00 = $272,000.00      48    $  906,000.00
            Year 4 - 16 lots x $18,000.00 = $288,000.00      64    $1,194,000.00
            Year 5 - 16 lots x $19,000.00 = $304,000.00      80    $1,498,000.00
            Year 6 - 16 lots x $20,000.00 " $320,000.00      96    $1,818,000.00
            Year 7-  16 lots x $21,000.00 = $336,000.00     112    $2,154,000.00

Year 8 - Balance of purchase price to wit $321,000.00 payable on or before December 31, 2008. Any buildable lots in excess of 125 shall be paid for at the rate of $20,000.00 each, if buildable lots are less than 125, then Purchaser shall be credited with lots at the rate of $l5,000.00 each with the maximum reduction at 5 lots at least 120 lots shall be purchased.

                                                            120    $2,400,000.00
                                                              5    $2,475,000.00

 b) Seller shall prepare and execute deeds running to the Purchaser or Purchaser's grantee for lots, upon payment of the specified consideration. Conveyance shall be by warranty deed with lien covenant.

 c) Any and all sums in addition to the price set forth in "a", received at the sale of an individual unit shall be paid to Purchaser, subject to the payments referred to herein.

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 d)          For the purpose of this contract, the lot configuration is based upon Map #97-29- LR, with the proposed lot layout as described by Environment Design showing 125 lots - Exhibit "B".


             12.      LOT PURCHASE SCHEDULE.

             a) Purchaser shall, subject to the provisions of paragraph 12(b) purchase at least sixteen (16) lots each calendar year, commencing with the calendar year 2001, (year 1). Calendar year 2001 (year 1) shall for the purposes of this agreement be the period from July 1, 2001 to March 15, 2002. The second calendar year shall be from March 16, 2002, to December 31, 2002, each calendar year thereafter shall commence on January 1 and extend to the following December 31. Purchaser, however, shall have the right to purchase more lots in any one year.

             b) After the first year purchase of sixteen (16) lots, purchaser may on two occasions, in any two calendar years, elect to purchase a minimum of eight (8) lots. Any such election shall extend the time for purchase for one calendar year. The consideration schedule as set forth in paragraph 11 (a), hereof, shall continue and the purchase price of delayed lots, shall be at the original price set forth.

             c) Purchaser, shall, subject to the provisions of paragraph 12(b), on or before December 31,2008, purchase all the remaining property, which is the subject of this agreement, including any lots not previously conveyed.

             13. CONDITIONS AFFECTING TITLE. The Seller shall convey and Purchaser shall accept the property subject to all covenants, conditions, restrictions and easements of record, and zoning and environmental protection laws, so long as the property is not in violation thereof and any of the foregoing does not prevent the intended use of the property for the construction of single family residences.

             14. TAX AND OTHER ADJUSTMENTS. Taxes and assessments shall be apportioned to the Seller until Purchaser shall obtain Planning Board approval and the premises are assessed as individual lots at which time Purchaser shall assume the taxes and assessments upon the property.

             15. RIGHT OF INSPECTION AND ACCESS. Purchaser and/or a representative shall be given access to the property for any tests or inspections required by the terms of this contract upon reasonable notice to Seller or representative.


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             16.      REAL ESTATE BROKER. The Purchaser and Seller agree that no real estate broker brought about the sale. Jean M. Hoffman is a licensed real estate broker, but is participating in this sale as a principal.

             17. ENVIRONMENTAL DISCLOSURE. Seller represents and warrants that she had no knowledge of any deposit, storage, disposal, removal, burial, discharge, spillage, uncontrolled loss, seepage or filtration or oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous wastes or hazardous substances (collectively "Hazardous Substances"), as those terms are used in any appropriate and applicable law, code or ordinance including, not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) at, upon, under or within the Premises as a consequence of ownership or other use thereof prior to the closing contemplated hereunder by Seller, her employees, agents or servants or any party acting pursuant to a right or interest herein from Seller. Seller shall hold Purchaser harmless from and indemnify Purchaser against all losses, damages, costs (including reasonable attorney's fees), claims, causes of action and liabilities arising out of or related to a breach of this warranty.

            In conjunction with this Article, if same shall be required by applicable law, code or ordinance, Seller agrees that she shall take any and all appropriate steps to register, file or disclose, in such manner and at such time as require thereby, pursuant to such applicable state or federal law, code or ordinance so as to comply therewith. If Seller shall be exempt therefore or shall claim exemptions, Seller shall provide Purchaser with an appropriate affidavit to that end which shall include an indemnity in favor of Purchaser should such exemption be disallowed or Seller shall have been required to so register, file or disclose and shall have wrongfully failed to do so.

             18. NOTICES. All notices contemplated by this agreement shall be in writing, delivered by certified or registered mail, return receipt requested, postmarked no later than the required date, or by personal service by such date to:

            Jean M. Hoffman                   and        John W. Tabner, Esq.
            P.O. Box 448                                 Tabner, Ryan and Keniry
            Clifton Park, NY 12065                       26 Computer Drive West
            P.O. Box 12605
            Albany, NY 12212-2605

            Amedore Homes, Inc.               and        Donald Zee, Esq.
            1400 Dunnsville Road                         1621 Central Avenue
            Schenectady, NY 12306                        Albany, NY 12205

                                              and

            George Amedore
            125A Giffords Church Road
            Schenectady, NY 12306

            19.     CONTINGENCIES.

             a) Following the execution of the Agreement Purchaser shall have until March 15, 2000 to inspect the site and meet with the officials from the Town of Clifton Park and any other involved agencies. Purchaser shall make application to the Town of Clifton Park and any other agency for the necessary approval to obtain subdivision approval for the project in the event that Purchaser shall not obtain such approvals, then this Agreement, unless extended by the parties, shall be null and void and all deposits shall be returned to Purchaser. In such event, any and all studies, reports, surveys, title work prepared on behalf of Purchaser shall become the property of the Seller and the Seller shall return Purchaser's deposit.

             b) This Agreement is contingent upon Purchaser executing and completing a contract of purchase and sale with Seller for the purchase of 5 residential lots. Any breach or violation of such contract shall be a breach of this contract.

            20. ENTIRE AGREEMENT. The contract contains all agreements of the parties hereto. There are no promises, agreements, terms, conditions, warranties, representations or statements or other than contained herein. This agreement shall apply to and bind the heirs, legal representatives, successors and assigns of the respective parties. It may not be changed orally.


                                                   /s/ Jean M. Hoffman
                                                   -----------------------------
                                                       JEAN M. HOFFMAN

                                                   AMEDORE HOMES, INC.

                                                By:/s/ George Amedore
                                                   -----------------------------
                                                       GEORGE AMEDORE

                                                   /s/ George Amedore
                                                   -----------------------------
                                                       GEORGE AMEDORE